Exhibit 3.1

FORM OF

CERTIFICATE OF INCORPORATION

of

BELLRING BRANDS, INC.

BellRing Brands, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. Name. The name of the Corporation is BellRing Brands, Inc.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”).

4. Number of Shares.

4.1 The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Five Hundred Fifty Million (550,000,000) shares, consisting of: (i) Five Hundred Million (500,000,000) shares of common stock, with the par value of $0.01 per share (“Common Stock”); and (ii) Fifty Million (50,000,000) shares of preferred stock, with the par value of $0.01 per share (“Preferred Stock”).

4.2 Subject to the special rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of Common Stock or Preferred Stock may not be decreased below the number of shares of such class then outstanding.

5. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of capital stock are as follows:

5.1 Common Stock.

(i) Voting Rights. Each holder of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder on the applicable record date, to one (1) vote, in person or by proxy, on all matters on which stockholders generally are entitled to vote.

(ii) Dividends. Subject to applicable law and the special rights, if any, of the holders of any outstanding series of Preferred Stock, dividends of cash, shares of stock of the Corporation or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of all outstanding shares of Common Stock shall be entitled to receive, pari passu, the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by each holder.

5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Stockholder Matters.

6.1 Actions by Written Consent. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders in lieu of a meeting.

6.2 Election of Directors by Written Ballot. Unless and except to the extent that the Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation need not be by written ballot.

7. Directors.

7.1 Number and Classification. Subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, the number of directors shall be fixed by, or in the manner provided in, the Bylaws, but shall not be less than five nor more than twelve members. Subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, the directors shall be divided into three classes, as nearly equal in number as reasonably possible, except that one class may be one greater or one less in number than the other two classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three year term (and until their respective successors shall have been elected and qualified in each class or until their earlier death, resignation or removal), so that the term of one class of directors shall expire in each year. With respect to directors in office on the date of this Certificate of Incorporation, the first class of directors shall hold office until the first annual meeting of stockholders following the date shares of capital stock of the Corporation are first publicly traded (the “Closing Date”), the second class of directors shall hold office until the second annual meeting of stockholders following the Closing Date, and the third class of directors shall hold office until the third annual meeting of stockholders following the Closing Date. The Board is authorized to assign members of the Board already in office to their respective class. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of capital stock of the Corporation, other than shares of Common Stock, shall have the right, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of this Certificate of Incorporation or any certificate of designation thereunder applicable thereto. As used in this Certificate of Incorporation, the term “entire Board” means the total number of directors fixed by, or in accordance with, this Certificate of Incorporation and the Bylaws.

7.2 Removal of Directors. Subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock, members of the Board may be removed only for cause and only by the affirmative vote of not less than a majority of the voting power of all of the outstanding shares of capital stock then entitled to vote in the election of directors, voting together as a single class.

7.3 Vacancies. Subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, any vacancies in the Board which occur for any reason, and any newly created directorships which occur by reason of an increase in the number of directors, may be filled only by the majority of the remaining directors (even if less than a quorum) or by a sole remaining director.

8. Corporate Opportunities.

8.1 Competition and Corporate Opportunities.

(i) Subject to any express agreement that may from time to time be in effect, to the fullest extent permitted by law, Post may, and shall have no duty not to, (a) carry on and conduct, whether directly or indirectly, including, but not limited to, as a partner in any partnership or member, manager or owner of any limited liability company or other type of entity, as a joint venturer in any joint venture, as an officer, director or stockholder of any corporation or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Controlled Companies (as defined in Section 14), (b) do business with any client, customer, vendor or lessor of the Corporation or any of its Controlled Companies and (c) make investments in any kind of property in which the Corporation or any of its Controlled Companies may make investments, and no Dual Role Person (as defined in Section 14) shall, to the fullest extent permitted by law, be deemed to have breached his, her or its fiduciary duties, if any, to the Corporation solely by reason of Post’s engaging in any such activity.

(ii) To the fullest extent permitted by Section 122(17) of the General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Controlled Companies to participate in any business of Post, and waives any claim against each Dual Role Person, and shall indemnify each Dual Role Person against any claim, that such Dual Role Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such Dual Role Person’s participation in any such business. The Corporation shall pay in advance any expenses incurred in defense of any such claim against any Dual Role Person pursuant to Section 9 or as provided in the Bylaws.

(iii) To the fullest extent permitted by Section 122(17) of the General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Controlled Companies in any potential transaction or matter which may constitute a corporate opportunity for both (a) Post and (b) the Corporation or any of its Controlled Companies, and waives any claim against each Dual Role Person, and shall indemnify each Dual Role Person against any claim, that such Dual Role Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Dual Role Person (a) pursues or acquires any corporate opportunity for the account of Post, (b) directs, recommends or otherwise transfers such corporate opportunity to Post or (c) does not offer or communicate information regarding such corporate opportunity to the Corporation or any of its Controlled Companies because such Dual Role Person has directed or intends to direct such opportunity to Post; provided, however, in each case, that any corporate opportunity which is expressly offered to a Dual Role Person solely in his or her capacity as a director, officer, manager, employee or agent of the Corporation or any of its Controlled Companies, as reasonably determined by such Dual Role Person, shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of any such claim pursuant to Section 8 or as provided in the Bylaws.

(iv) The foregoing provisions in this Section 8.1, and the action of any Dual Role Person taken in accordance with, or in reliance upon, the foregoing provisions in this Section 8.1, including entering into or performing any agreement, transaction or arrangement, are, to the fullest extent permitted by law, deemed and presumed to be fair to the Corporation.

8.2 Certain Matters Deemed not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Section 8, the Corporation renounces any interest or expectancy of the Corporation or any of its Controlled Companies in, or in being offered an opportunity to participate in, any business opportunity pursued by or at the direction of Post that the Corporation is not financially able, contractually permitted or legally able to undertake. Moreover, nothing in this Section 8 shall amend or modify in any respect any written contractual agreement between Post, on the one hand, and the Corporation or any of its Controlled Companies, on the other hand.

8.3 Deemed Notice. Any Person purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 8.

8.4 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Section 8 shall not affect the other provisions or parts hereof, and this Section 8 shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

8.5 Amendment; Terminations.

(i) The provisions of this Section 8 shall have no further force or effect at such time as none of the directors, officers, employees, agents and/or Affiliates of Post serve as directors, officers, managers, employees and/or agents of the Corporation or any of its Controlled Companies.

(ii) No amendment, alteration, change, repeal or termination of this Section 8, nor the adoption of a provision inconsistent with this Section 8, shall eliminate or reduce the effect of such provisions with respect to (1) any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, alteration, change, repeal, termination or adoption of an inconsistent provision or (2) any agreement, arrangement or other understanding between the Corporation and/or a Controlled Company, on the one hand, and Post, on the other hand, that was entered into prior to such amendment, alteration, change, repeal, termination or adoption of an inconsistent provision or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

9. Indemnification.

9.1 Actions Involving Directors and Officers. The Corporation shall indemnify each person (other than a party plaintiff suing on his or her behalf or in the right of the Corporation) who at any time is serving or has served as a director or officer of the Corporation against any claim, liability or expense incurred as a result of such service, any other service on behalf of the Corporation or any service at the request of the Corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person who was or is a party (other than a party plaintiff suing on his or her behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

9.2 Actions Involving Employees or Agents.

(i) Permissive Indemnification. The Corporation may, if it deems appropriate and as may be permitted by this Section 9, indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation) who at any time is serving or has served as an employee or agent of the Corporation against any claim, liability or expense incurred as a result of such service, any other service on behalf of the Corporation or any service at the request of the Corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as the Corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the Corporation may indemnify any such person who was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

(ii) Mandatory Indemnification. To the extent that an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 9.2(i), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

9.3 Determination of Right to Indemnification in Certain Circumstances. Any indemnification required under Section 9.1 or authorized by the Corporation in a specific case or otherwise required pursuant to Section 9.2 shall be made by the Corporation, unless a determination is made reasonably and promptly that indemnification of the director, officer, employee or agent is not proper under the circumstances. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (2) if such a quorum is not obtainable, or even if obtainable, by independent legal counsel in a written opinion or (3) by majority vote of the stockholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

9.4 Advance Payment of Expenses. To the extent not prohibited by applicable law, expenses incurred in defense of a claim against a Dual Role Person (as defined in Section 14) pursuant to Section 8.1(ii) or Section 8.1(iii) and expenses incurred by a person who is or was a director or officer of the Corporation in defending a civil or criminal action, suit, proceeding or claim shall be paid by the Corporation in advance of the final disposition of such action, suit, proceeding or claim, and expenses incurred by a person who is or was an employee or agent of the Corporation in defending a civil or criminal action, suit, proceeding or claim may be paid by the Corporation in advance of the final disposition of such action, suit, proceeding or claim as authorized by or at the direction of the Board, in any case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in or pursuant to this Section 9 or otherwise.

9.5 Rights Not Exclusive. The indemnification and other rights provided by this Section 9 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, and the Corporation is hereby specifically authorized to provide such indemnification and other rights by any agreement, vote of stockholders or disinterested directors or otherwise. The Corporation shall be considered the indemnitor of first resort in all circumstances to which this Section 9 applies.

9.6 Indemnification Agreements Authorized. Without limiting the other provisions of this Section 9, the Corporation is authorized from time to time, without further action by the stockholders of the Corporation, to enter into agreements with any director, officer, employee or agent of the Corporation, or any person who is otherwise serving on behalf of the Corporation at the request of the Corporation as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with other directors.

9.7 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was otherwise serving on behalf of the Corporation at the request of the Corporation as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit) against any claim, liability or expense asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 9.

9.8 Certain Definitions. For purposes of this Section 9:

(i) Any director, officer, employee or agent of the Corporation who shall serve as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of 20% or more of the outstanding voting stock (or comparable interests), shall be deemed to be so serving at the request of the Corporation, unless the Board shall determine otherwise. In all other instances when any person shall serve as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation is or was a shareholder or creditor, or in which the Corporation is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, manager, employee, member or agent at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For the avoidance of doubt, any person who is deemed to be serving at the request of the Corporation pursuant to this Section 9.8 is only deemed to be serving at the request of the Corporation for purposes of this Section 9, and is not actually employed by the Corporation.

(ii) References to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, manager, employee, member or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section 9 with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.

(iii) The term “other enterprise” shall include, without limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, manager, employee, member or agent of a corporation or other entity which imposes duties on, or involves services by, a director, officer, employee or agent of the Corporation with respect to any employee benefit plan or its participants or beneficiaries, and unless a person’s conduct in connection with an employee benefit plan is finally adjudicated to have been knowingly fraudulent, deliberately dishonest or willful misconduct, such person shall be deemed to have satisfied any standard of care required by or pursuant to this Section 9 in connection with such plan; and the term “fines” shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and also shall include any damages (including treble damages) and any other civil penalties.

9.9 Survival. The indemnification and other rights provided pursuant to this Section 9 shall apply both to action by any director, officer, employee or agent of the Corporation in an official capacity and to action in another capacity (including, without limitation, any other service on behalf of the Corporation or any service at the request of the Corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit) while holding such office or position and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding any other provision in this Amended Certificate of Incorporation, any indemnification rights arising under or granted pursuant to this Section 9 shall survive amendment or repeal of this Section 9 with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such indemnification rights are given shall be entitled to rely upon such indemnification rights with respect to such acts or omissions occurring prior to the effective time of such amendment or repeal as a binding contract with the Corporation.

9.10 Liability of the Directors. The liability of the Corporation’s directors to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by law. It is the intention of the Corporation to eliminate such liability, whether to the Corporation, its stockholders or otherwise, to the fullest extent permitted by law. Consequently, should the General Corporation Law or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors of the Corporation shall be so eliminated or limited without the need for amendment of this Certificate of Incorporation or further action on the part of the stockholders of the Corporation. Any repeal or modification of this Section 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

9.11 Amendment. This Section 9 may be amended, altered, changed or repealed, or a provision inconsistent with this Section 9 may be adopted, only upon the affirmative vote of not less than 85% of the total voting power of all of the outstanding shares of Common Stock then entitled to vote in the election of directors, voting together as a single class.

10. Amendment or Repeal of Bylaws. The Board may amend, alter, change or repeal any provision of the Bylaws. The stockholders of the Corporation also may amend, alter, change or repeal any provision of the Bylaws upon the affirmative vote of a majority of all of the voting power of the Corporation entitled to vote thereon.

11. Amendment or Repeal of Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law, except as otherwise set forth herein, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation.

12. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Certificate of Incorporation, or the Bylaws (as either may be amended or restated) or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine and (b) the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action or proceeding arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.

13. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

14. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Section of this Certificate of Incorporation, the term:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.

“Certificate of Incorporation” is defined in the Recitals.

“Board” is defined in Section 5.1(ii)(1).

“Bylaws” is defined in Section 6.2.

“Common Stock” is defined in Section 4.1.

“Control” (including the terms “Controlling” and “Controlled”) means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Company” means, with respect to the Corporation, any Person Controlled by the Corporation.

“Corporation” is defined in the Recitals.

“Dual Role Person” means each of (1) any director, officer, manager, employee or agent of the Corporation and/or any of its Controlled Companies who is also a director, officer, employee, agent and/or Affiliate of Post and (2) Post.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, together with the rules and regulations promulgated thereunder.

“General Corporation Law” is defined in Section 3.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Post” means Post Holdings, Inc. and its Affiliates (other than the Corporation and its Controlled Companies), successors and assigns.

“Preferred Stock” is defined in Section 4.1.

IN WITNESS WHEREOF, this Certificate of Incorporation of BellRing Brands, Inc. has been duly executed by the authorized officer below this [●] day of [●], 2022.

By:
Name:	[●]
Title:	[●]

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